Endeavor Series Trust
10f-3 Report  Affiliated Underwriters
T. Rowe Price International Stock Portfolio
April 1, 1999-  June 30,1999

Issuer         Trade Date      Category (1)3yrs Operations
Korea Telecom   5/25/99             (i)     yes


Selling Broker  Shares Purchased Purchase   %
                price per share   of issue
Morgan Stanley  5,500           27.56              0.0061%

American Depository Shares

(1) Securities are (i) part of an issue registered under the Securities
Act of
1933 (the "1933 Act") that is being offered to the public. (ii) eligible Municipal Securities ( as defined in Rule 10f-3 under the 1940 Act (the "Rule"), (iii) securities sold in an Eligible Foreign Offering ( as defined in the Rule), or (iv) securities sold in an Eligible Rule 144A Offering ( as defined in the Rule).
(2) Represents purchases by all affiliated funds: may not exceed (i) if an offering other than an Eligible Rule 144A offering, 25% of the principal amount of the offering or (ii) if an Eligible Rule 144A offering, 25% of the total of (x) the principal amount of the offering of such class sold by under writers or members of the selling syndicate to Qualified Institutional Buyers, as defined in Rule 144A (a) (1) under the 1933 Act, plus (y) the principal amount of the offering of such class in any concurrent public offering.